Exhibit 10.1
EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement, dated as of July 22, 2024 (this “Agreement”), by and between GSE Systems, Inc., a Delaware corporation with its principal executive offices at 6940 Columbia Gateway Dr #470, Columbia, MD 21046 (the “Company”), and Ravi Khanna, a resident of Washington, D.C. (“Executive”).  The date on which the Executive executes this Agreement shall be referred to as the effective date (the “Effective Date”). The Company and the Executive desire that the Executive continue to be employed by the Company and have entered into this Employment Agreement to set forth the terms and conditions on which the Executive shall be employed by the Company. The Agreement amends and restates any prior agreements or arrangements pertaining to Executive’s employment with the Company.

NOW, THEREFORE, in consideration of the premises, the mutual promises, covenants, and conditions herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

1.	Employment. The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.

2.
Capacity and Duties. Executive shall be employed in the capacity of President and Chief Executive Officer of the Company and shall have the duties, responsibilities and authorities normally undertaken by the President and Chief Executive Officer of a company as well as such other reasonable duties responsibilities, and authorities as are assigned to him by the Board of Directors of the Company (the “Board”), so long as such additional duties, responsibilities and authorities are lawful and consistent with Executive’s position as President and Chief Executive Officer of the Company. The Executive shall devote substantially all his business time and attention to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise without the prior consent of the Board (email being sufficient).

3.
Term of Employment. The term of this Agreement shall commence on the Effective Date and continue through December 31, 2024 (the “Initial Term”). The Initial Term shall be automatically extended for an additional one-year period on December 31 of each year beginning December 31, 2024, unless either party provides written notice to the other of its intention not to extend at least 30 days prior to such date (as so extended, the “Term”).

4.
Compensation. During the Term, subject to all the terms and conditions of this Agreement, and as compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to or provide Executive with the following:

a.
Base Salary. The Company shall pay to Executive an annual base salary (the “Base Salary”) of Three Hundred Fifty Thousand Dollars ($350,000). The Executive’s Base Salary shall be reviewed at least annually with the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”). The Executive’s performance and other factors deemed relevant by the Compensation Committee shall be considered in evaluating any increase to Executive’s Base Salary.  The Base Salary will be payable at such intervals as salaries are paid generally to other executive officers of the Company.

b.
Bonus. Executive shall be eligible to earn an “Annual Bonus” in an amount up to 100% of the Base Salary pursuant to annual performance goals established by the Compensation Committee of the Company in collaboration with the Executive. For the year-ended December 31, 2024, the annual performance goals are described in Exhibit 1.

c.
Restricted Stock Units. Upon execution of this Agreement, the Executive will be granted 100,000 restricted stock units (“RSUs”), which shall be awarded pursuant to that certain Grant Agreement dated as of the date hereof and subject to that certain 1995 Long Term Incentive Plan (as amended and restated through the date hereof) and which shall vest according to the following schedule:

i.	5,000 RSUs shall vest immediately upon the Effective Date of this Agreement.
ii.	25,000 RSUs shall vest in the fiscal year ending December 31, 2025 as follows:
1.	3/31/25-6,250 RSUs
2.	6/30/25-6,250 RSUs
3.	9/30/25-6,250 RSUs
4.	12/31/25-6,250 RSUs
iii.	25,000 RSUs shall vest in the fiscal year ending December 31, 2026 as follows:
1.	3/31/26-6,250 RSUs
2.	6/30/26-6,250 RSUs
3.	9/30/26-6,250 RSUs
4.	12/31/26-6,250 RSUs
iv.	25,000 RSUs shall vest in the fiscal year ending December 31, 2027 as follows:
1.	3/31/27-6,250 RSUs
2.	6/30/27-6,250 RSUs
3.	9/30/27-6,250 RSUs
4.	12/31/27-6,250 RSUs
v.	20,000 RSUs shall vest in the fiscal year ending December 31, 2028 as follows:
1.	3/31/28-5,000 RSUs
2.	6/30/28-5,000 RSUs
3.	9/30/28-5,000 RSUs
4.	12/31/28-5,000 RSUs

As described below, in the event of a Change in Control (as defined below) on or prior to December 31, 2024, all unvested RSUs awarded pursuant to this Agreement shall expire without further action by the Company.

d.
Benefits. Executive shall be entitled to participate in all employee benefit plans maintained by the Company for its senior executives or employees including, without limitation the Company’s medical 401(k) and life insurance plans and the following benefits:

i.	Vacation. Executive shall be entitled to paid vacation leave in accordance with the Company’s policy for its senior executives.

ii.	Medical and Dental Insurance. The Company shall pay Executive’s monthly Medical and Dental Insurance premiums in association with Company provided health insurance plans.

5.
Business Expenses. The Company shall reimburse Executive for all reasonable expenses (including, but not limited to, continuing education, business travel, and customer entertainment expenses) incurred by him in connection with his employment hereunder in accordance with the written policy and guidelines established by the Company for executive officers.

6.	Non-Competition. Non-Solicitation, Non-Disparagement.

a.
Acknowledgements. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character, that the Executive will obtain knowledge and skill relevant to the Company’s industry, methods of doing business and marketing and investment strategies by virtue of the Executive’s employment, and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company. The Executive further acknowledges that the amount of the Executive’s compensation reflects, in part, the Executive’s obligations and the Company’s rights under this Agreement, that the Executive has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith, and that the Executive will not be subject to undue hardship by reason of his full compliance with the terms and conditions of this Agreement or the Company’s enforcement thereof.

b.
Non-Competition. Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to the Executive, during the Term and for the 12-month period beginning on the last day of the Executive’s employment with the Company, the Executive agrees and covenants not to engage in Prohibited Activity within the United States. For purposes of this Section 6, “Prohibited Activity” means any activity to which the Executive contributes his knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business  that is competitive with the Company anywhere in the world. Nothing herein shall prohibit the Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

c.
Non-solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company, except for the Executive’s assistant, during the Term and the 12-month period beginning on the last day of the Executive’s employment with the Company.

d.
Non-solicitation of Customers. The Executive understands and acknowledges that because of the Executive’s experience with and relationship to the Company he will have access to and learn about much or all of the Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information and other identifying facts and circumstances specific to the customer. The Executive understands and acknowledges that loss of this customer relationship and or goodwill will cause significant and irreparable harm to the Company. The Executive agrees and covenants, during the Term and for the 12-month period following the effective date of termination of this Agreement for any reason, not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact or meet with the Company’s then-current customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or for purposes of inducing any such customer to terminate its relationship with the Company.

e.
Confidential Information. All Confidential Information which Executive may now possess, may obtain during the Term, or may create prior to the end of the Term relating to the business of the Company or of any of its customers or suppliers shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation either during or after the termination of his employment or used by him except during the Term in the business and for the benefit of the Company, in each case without prior written permission of the Company. Executive shall return all tangible evidence of any Confidential Information to the Company prior to or at the termination of his employment. For purposes of this Agreement, "Confidential Information" is defined as information not generally known to the public or in the Company’s industry that is of value to, and has been obtained or developed by the Company for use in its business, including but not limited to such information that was provided to it by customers or consultants or developed by Employee or others in working for the Company.  Executive acknowledges and agrees that all Confidential Information is and shall remain the sole and exclusive property of the Company.  Executive may disclose Confidential Information to a third party to the extent required by law or by the request or requirement of any judicial, legislative, administrative, or other governmental body, however, to the extent permitted by applicable law, Executive will first have given prompt notice to the Company of any possible or prospective order (or proceeding pursuant to which any order may result), and the Company will have been afforded a reasonable opportunity to prevent or limit any disclosure.  Further, Executive shall disclose any Confidential Information that was obtained through a communication subject to the attorney-client or other applicable privilege of the Company unless disclosure would nonetheless still be permitted by applicable law.

f.
Enforcement. Executive acknowledges and agrees that the covenants contained herein are fair and reasonable in light of the consideration paid hereunder, and that damages alone shall not be an adequate remedy for any breach by Executive of his covenants which then apply and accordingly expressly agrees that, in addition to any other remedies which the Company may have, the Company shall be entitled to injunctive relief in any court of competent jurisdiction for any breach or threatened breach of any such covenants by Executive. Nothing contained herein shall prevent or delay the Company from seeking in any court of competent jurisdiction specific performance or other equitable remedies in the event of any breach or intended breach by Executive of any of his obligations hereunder.

g.	Tolling. The period of time applicable to any covenant in this Section 6 will be extended by the duration of any violation by Executive of such covenant.

h.
Reformation. If any covenant in this Section 6 is held to be unreasonable, arbitrary, or against public policy, such covenant will be considered to be divisible with respect to scope, time, and geographic area, and such lesser scope, time, or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against Executive.

7.
Patents. Any right, title, and interest in patents, patent applications, inventions, Copyrights, developments, know-how and processes (“Inventions”) which Executive now or hereafter during the Term may conceive, author, own or develop using the Company’s equipment, supplies, facilities or Confidential Information and/or relating to the fields in which the Company or any of its subsidiaries may then be engaged shall belong to the Company and forthwith, upon request of the Company, Executive shall execute all such assignments and other documents and take all such other reasonable action as the Company may reasonably request in order to vest in the Company all his right, title, and interest in and to all Inventions, free and clear of all liens, charges, and encumbrances.

8.	Termination. Executive’s employment hereunder may be terminated prior to the expiration of the Term under the following circumstances:

a.	Death. Executive’s employment hereunder shall terminate upon his death.

b.
Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been unable to perform his duties hereunder on a full-time basis, with or without reasonable accommodation, for a period of three (3) consecutive months, or for 180 days in any 12-month period (a “Disability”), the Company may, on 30 days written Notice of Termination (defined in Section 8(f)), terminate Executive’s employment if Executive fails to return to the performance of his duties hereunder on a full-time basis within said period.

c.
Cause. The Company may terminate Executive’s employment hereunder for Cause. For purposes of this Agreement, the Company shall have “Cause” to terminate Executive’s employment upon the occurrence of any of the following:

i.
The willful and continued failure by Executive to substantially perform his material duties or obligations hereunder (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), after written demand for substantial performance is delivered by the Company that specifically identifies the manner in which the Company believes Executive has not substantially performed his duties or obligations, and provides the Executive with at least 30 days to effect a cure;

ii.
The willful engaging by Executive in misconduct which, in the reasonable opinion of the Board, will have a material adverse effect on the reputation, operations, prospects or business relations of the Company;

iii.	The conviction of Executive of any felony or the entry by Executive of any plea of nolo contendere in response to an indictment for a crime involving moral turpitude;

iv.	Executive abuses alcohol, illegal drugs or other controlled substances which impact Executive’s performance of his duties;

v.	The material breach by Executive of a material term or condition of this Agreement; and

vi.	A material violation of Company policies, stock exchange rules, or applicable law or regulation(s).

For purposes of this Section 8(c), no act, or failure to act, on Executive’s part shall be considered “willful” if it was done, or omitted to be done, by him in good faith and with the reasonable belief that his action or omission was in the best interest of the Company.  Notwithstanding the foregoing, Executive’s employment shall not be deemed to have been terminated for Cause without the following: (i) reasonable notice to Executive setting forth the reasons for the Company’s intention to terminate his employment for Cause; (ii) an opportunity for Executive, together with his counsel, to be heard before the Board; and (ii) delivery to Executive of a Notice of Termination in accordance with Section 8(f).

d.
Termination Without Cause. The Executive’s employment hereunder may be terminated without Cause by either the Company or the Executive at any time upon at least 30 days prior written Notice of Termination to the party. The giving by the Company of notice of its intent not to extend the Term pursuant to Section 3 shall be deemed, at the option of the Executive, to be a termination of his employment without cause (“Deemed Termination”). Executive may exercise that option by giving written Notice of Termination thereof to the Company within 30 days of his receipt of the notice of non-renewal.

e.
Termination for Good Reason.  In the event of Executive’s decision to terminate employment for Good Reason, Executive must give notice to Company of the existence of the conditions giving rising to the termination for Good Reason within ninety (90) days of the initial existence of the conditions.  Upon such notice, Company shall have a period of thirty (30) days during which it may remedy the conditions (“Cure Period”). If the Company fails to cure the conditions constituting the Good Reason during the Cure Period to Executive’s reasonable satisfaction, Executive’s termination of employment must occur within a period of ninety (90) days following the expiration of the Cure Period in order for the termination to constitute a termination pursuant to Good Reason for purposes of this Agreement.

f.
Notice of Termination. Any termination of Executive’s employment (other than termination pursuant to Section 8(a)) shall be communicated by a Notice of Termination given by the terminating party to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

g.
Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated pursuant to Section 8(b), 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period); (iii) if a Deemed Termination occurs, upon the date of Executive’s notice to the Company of exercise of his option to treat such event as a termination without Cause; and (iv) if Executive’s employment is terminated for any other reason, the date specified in the Notice of Termination, which shall not be earlier than the date on which the Notice of Termination is given.

9.	Compensation upon Termination or During Disability.

a.
Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (“disability period”), Executive shall continue to receive his full salary at the rate then in effect for such period until his employment is terminated pursuant to Section 8(b), provided that payments so made to Executive during the disability period shall be reduced by the sum of the amounts, if any, payable to Executive at or prior to the time of any such payment under disability benefit plans of the Company and which were not previously applied to reduce any such payment, and the Company shall have no further obligation to the Executive.

b.
For Cause. If Executive’s employment is terminated for Cause, The Company shall pay Executive his full salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, and the Company shall have no further obligation to the Executive except for reimbursement of Business Expenses.

c.
Any other Reason. If Executive’s employment shall be terminated by the Company for a reason other than Death, Disability or Cause, or if Executive terminates his employment for Good Reason (defined below), but not if Executive terminates his employment without Cause, upon Executive’s execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company (the “Release”) and such Release becoming effective within 21 days following the Termination Date:

i.	The Company will continue to pay the Executive his Base Salary for a period of 12 months, payable at such intervals as salaries are paid generally to other executive officers of the Company.

ii.
The Executive shall continue to be eligible to participate in all medical, dental, life insurance benefits and 401(k) plan benefits, including company match (collectively, “Benefits”), on the same terms and at the same level of participation and company contribution to the cost thereof, as in effect at the time of termination of employment for a period of 12 months following termination to the extent Executive remains eligible under the applicable employee benefit plans and to the extent Executive’s eligibility is not contrary to, or does not negate, the tax favored status of the plans or of the benefits payable under the plan. If Executive is unable to continue to participate in any employee benefit plan or program provided or under this Agreement, Executive shall be compensated in respect of such inability to participate through payment by GSE to Executive, in advance, of an amount equal to the annual cost that would have been incurred by GSE if the Executive were able to participate in such plan or program.

iii.
Executive shall receive a prorated Bonus equal to the Bonus, if any, that the Executive would have earned for the calendar year in which the Date of Termination occurred had he been employed as of the last day of such year, based on the Company’s actual results of operations for such year. The prorated Bonus shall be paid on the date that annual bonuses are paid to similarly situated employees, but in no event later than one hundred twenty (120) days following the end of the calendar year in which the Date of Termination occurs.

d.
“Good Reason” shall mean the occurrence of any of the following: (a) Executive’s duties and responsibilities are materially reduced as compared to those of Executive’s current position without his consent; (b) Executive’s Base Salary (as the same may be increased at any time hereafter) or Bonus opportunity are materially reduced (other than with respect to any Company-wide reductions in salary approved by the Board where Executive does not received disparate treatment); (c) Executive’s Benefits are either discontinued or materially reduced, in the aggregate; (d) Executive’s primary office or location is moved more than thirty (30) miles from Executive’s current office or location to the extent that any such move cannot be cured with a remote work arrangement; or (e) either the Company or any successor materially breaches this Agreement.  Notwithstanding the foregoing, Executive shall not have Good Reason to terminate his employment solely as a result of a Change in Control (as defined below).

10.	Change in Control.

a.	For purposes of this Agreement, a “Change in Control” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

i.
Any Person (other than a Person in control of the Company as of the date of this Agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities; or

ii.
The stockholders of the Company approve: (x) a plan of complete liquidation of the Company (which includes a termination and liquidation of all Executive’s rights under any arrangement governed by Section 409A of the Internal Revenue Code of 1986, as amended (“Code”); or (y) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (z) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

iii.
For purposes of this definition of Change in Control, “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof, and “Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and regulations under the 1934 Act.

b.
Upon a Change in Control on or prior to December 31, 2024, in the event that a Person (other than a Person in control of the Company as of the date of this Agreement, or other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, or a company owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company) becomes the beneficial owner, directly or indirectly, of securities of the Company representing a majority of the combined voting power of the Company’s then outstanding securities, Executive shall be entitled to a payment of one hundred thousand dollars ($100,000). For the avoidance of doubt, in the event that the bonus payment described in the foregoing sentence is due and owing, the unvested RSUs awarded pursuant to this Agreement (i.e. 95,000 RSUs) shall be forfeited and no amount other than the foregoing bonus shall be awarded or paid upon the Change in Control.

11.
Company Policies. This Agreement, including but not limited to the award of any Bonuses, RSUs or PRSUs to Executive, shall be subject to all current and future policies of the Company including, but not limited to, that certain Amended and Restated Clawback Policy (adopted December 2023).

12.
Successors; Binding Agreement. This Agreement is personal to the Executive and shall not be assigned by the Executive, any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, including the restrictive covenants provided for in Section 6, which Executive agrees shall be enforceable by any such successor or assign. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place, This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

13.	No Third-Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

14.	Fees and Expenses.

a.
The Company shall reimburse the Executive for up to $8,000 for fees associated with his retaining professional counsel in connection with the review and preparation of this Agreement, and up to $1,000 for fees associated with his retaining professional tax counsel regarding tax matters related to the Agreement. Except as provided in the foregoing sentence, each party shall bear the cost incurred by him or it in connection with the preparation, review, negotiation and execution of this Agreement.

b.
The prevailing Party shall pay all reasonable legal fees and related expenses (including the costs of experts, evidence, and reasonable attorney’s fees) incurred by the other Party as a result of a contest or dispute relating to this Agreement if such contest or dispute is settled or adjudicated on terns that are substantially in favor of the opposing Party.

15.
Representations and Warranties of Executive. Executive represents and warrants to the Company that (a) Executive is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder and (b) Executive is under no physical or mental disability that would hinder his performance of duties under this Agreement.

16.
Life Insurance. If requested by the Company, Executive shall submit to such physical examinations and otherwise take such actions and execute and deliver such documents as may be reasonably necessary to enable the Company, at its expense and for its own benefit, to obtain life insurance on the life of Executive, Executive has no reason to believe that his life is not insurable with a reputable insurance company at rates now prevailing in the City of Baltimore for healthy men of his age.

17.
Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

18.
Severability. Each provision of this Agreement shall be considered severable. If any provision of this Agreement shall be determined to be invalid, illegal, or unenforceable, the Parties authorize courts of competent jurisdiction to modify this Agreement so as to effect the original intent of the Parties and render the provision valid, legal, and enforceable.

19.
Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section).

20.
Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to conflict of laws. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Maryland. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.

21.
409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any exemption from Section 409A of the Code, and shall in all respects be administered in accordance with and interpreted to ensure compliance with Section 409A of the Code. Executive’s termination of employment under this Agreement shall be interpreted in a manner consistent with the separation from service rules under Section 709A of the Code. For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment and the right to a series of payments under this Agreement shall be treated as a right to a series of separate payments. In no event shall Executive, directly or indirectly, designate the calendar year of the payment. Furthermore, if, at the time of termination of employment with the Company,

Company has stock which is publicly traded on an established securities market and Executive is a “specified employee” (as defined in Section 409A of the Code) and it is necessary to postpone the commencement of any payments or benefits otherwise payable pursuant to this Agreement as a result of such termination of employment to prevent any accelerated or additional tax under Section 409A of the Code, then Company shall postpone the commencement of the payment of such payment or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the short-deferral exception under Section 409A of the Code and are in excess of the lessor of two (2) times (i) Executive’s then annual compensation or (ii) the limit on compensation then set forth in Section 401(a)(17) of the Code, until the first payroll date that occurs after the date that is six months following Executive’s separation from service with the Company (within the meaning of Section 409A of the Code). The accumulated postponed amount shall be paid in a lump sum payment within ten days after the end of the six-month period. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

22.
Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

23.
Acknowledgment of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ. UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

[SIGNATURE ON FOLLOWING PAGE]

GSE SYSTEMS, INC.

By:	/s/ Emmett Pepe
Name: Emmett Pepe
Title: Chief Financial Officer

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE FOREGOING AGREEMENT.

EXECUTIVE

By:	/s/ Ravi Khanna
Name: Ravi Khanna

EXHIBIT 1

•	The Annual Bonus shall be $0.00 if the Company achieves less than 50% of the 2024 Adjusted EBIDTA target.
•	50% of the Annual Bonus shall be paid to the Executive if the Company achieves 50% of the 2024 Adjusted EBIDTA target, but less than 75% of the 2024 Adjusted EBIDTA target.
•	75% of the Annual Bonus shall be paid to the Executive if the Company achieves 75% of the 2024 Adjusted EBIDTA target, but less than 100% of the 2024 Adjusted EBIDTA target.
•	100% of the Annual Bonus shall be paid to the Executive if the Company achieves 100% of the 2024 Adjusted EBIDTA target, but less than 120% of the 2024 Adjusted EBIDTA target.
•	120% of the Annual Bonus shall be paid to the Executive if the Company achieves 120% of the 2024 Adjusted EBIDTA target (or greater).

The “2024 Adjusted EBIDTA” target is $2,582,000.